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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Datalink Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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DATALINK CORPORATION
10050 Crosstown Circle, Suite 500
Eden Prairie, MN 55344

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2013

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Datalink Corporation will be held at the Company's offices, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota, on Wednesday, May 22, 2013, at 3:00 p.m. Central Time. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about April 10, 2013. At the Annual Meeting our shareholders will vote on:

          1.     the election of seven directors recommended by the Board of Directors, each to serve until the next Annual Meeting of Shareholders or until their successors are elected and duly qualified;

          2.     a non-binding advisory vote to approve the compensation of our Named Executive Officers;

          3.     the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

          4.     any other business as may properly come before the Annual Meeting of Shareholders.

        The Board of Directors recommends that shareholders vote FOR each of the following:

          1.     the director nominees named in the accompanying Proxy Statement;

          2.     the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in the Proxy Statement; and

          3.     the ratification of the selection of McGladrey LLP as our independent registered public accounting firm for fiscal 2013.

        Holders of our common stock at the close of business on April 1, 2013 will be entitled to vote at the Annual Meeting of Shareholders.

By Order of the Board of Directors,

Gregory T. Barnum, Secretary

Eden Prairie, Minnesota
April 10, 2013

YOUR VOTE IS IMPORTANT

        Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials (the "Notice"), you may vote via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 22, 2013.

Our Notice of Annual Meeting of Shareholders, Proxy Statement and 2012 Annual
Report to Shareholders on Form 10-K are available at www.proxyvote.com.

PROXY STATEMENT
OF
DATALINK CORPORATION
10050 Crosstown Circle, Suite 500
Eden Prairie, MN 55344

GENERAL INFORMATION

        This proxy statement is furnished to the shareholders of Datalink Corporation ("we," "us," "our," or "the Company") in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders or any adjournments or postponements of that meeting. The Annual Meeting of Shareholders will be held at the Company's offices, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota, on Wednesday, May 22, 2013, at 3:00 p.m. local time.

        We will be using the "Notice and Access" method of furnishing proxy materials over the Internet this year to our shareholders that hold our common stock on account at a brokerage firm, bank or similar organization. "Notice and Access" rules adopted by the United States Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for 2012, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. On or about April 10, 2013, the organization holding your account will mail to you a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote electronically over the Internet. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a voting instruction card, or by submitting a ballot in person at the Annual Meeting. The Notice also contains instructions on how to receive a paper copy of the proxy materials. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will not receive printed copies of the proxy materials unless they request them. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

        If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you will receive a printed copy of the Proxy Statement, including the proxy card, and our Annual Report on Form 10-K by mail. On or about April 10, 2013, we mailed the Proxy Statement, including the proxy card, and the Annual Report on Form 10-K for 2012 to our registered shareholders.

        Only holders of record of our common stock at the close of business on April 1, 2013 (the "Record Date") will be entitled to vote at the Annual Meeting of Shareholders and any postponements or adjournments of that meeting. On the Record Date, we had 18,691,015 outstanding shares. Each share of common stock is entitled to one vote, and there is no cumulative voting.

        You are voting on:

  •
  the election of seven directors recommended by the Board of Directors, each to serve until the next Annual Meeting of Shareholders or until their successors are elected and duly qualified;

  •
  a non-binding advisory vote to approve the compensation of our Named Executive Officer, as disclosed in this Proxy Statement; and

  •
  the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

        Our Board of Directors recommends that you vote your shares as follows:

  •
  FOR each of the nominees to the Board of Directors;

  •
  FOR approval of the non-binding advisory vote to approve the compensation of our Named Executive Officers; and

  •
  FOR the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

        If you are a shareholder whose shares are registered in your name, you may vote using any of the following methods:

  •
  Internet.  You may vote by going to the web address www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 21, 2013 and following the instructions for Internet voting shown on your proxy card.

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  Telephone.  You may vote by dialing 1-800-690-6903 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 21, 2013 and following the instructions for telephone voting shown on your proxy card.

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  Mail.  If you requested printed proxy materials or you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided or return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone, please do not mail your proxy card.

  •
  In person at the Annual Meeting.  If you are a shareholder whose shares are registered in your name, you may vote in person at the Annual Meeting.

        If your shares are held on account at a brokerage firm, bank, or similar organization, you will receive voting instructions from your bank, broker or other nominee describing how to vote your shares. You must follow those instructions to vote your shares. You will receive the Notice that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper copy of our proxy materials.

        Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted as the Board of Directors recommends in this Proxy Statement. By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting.

        The giving of a proxy does not preclude the right to vote in person should a shareholder giving the proxy so desire. All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares on account with a brokerage firm, bank or similar organization, then you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

        Any shareholder giving a proxy may revoke it at any time prior to its use. You can revoke your proxy by:

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  submitting a new proxy with a more recent date than that of the first proxy given before 11:59 P.M. Eastern time on May 21, 2013 by (1) following the Internet voting instructions or (2) following the telephone voting instructions;

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  completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Annual Meeting; or

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  if you are a registered shareholder, by attending the Annual Meeting in person and delivering a proper written notice of revocation of your proxy.

        Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it—that is, by Internet, telephone or mail.

        The presence at the Annual Meeting of Shareholders, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting the meeting to conduct its business. As of the Record Date, 18,691,015 shares of our common stock were issued and outstanding. A majority of those shares will constitute a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting.

        Directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. In the election of directors, Proposal 1, you may vote FOR each of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. A WITHHOLD vote will not have an impact on the election of directors.

        Any other action of the shareholders, except for Proposal 2, requires the affirmative FOR vote of the greater of (a) the holders of a majority of our common stock present in person or by proxy at the Annual Meeting and entitled to vote or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum. For Proposals 2 and 3 you may vote FOR, AGAINST or ABSTAIN. With respect to Proposal 2, we will consider our shareholders to have approved, on an advisory, non-binding basis, the compensation of our Named Executive Officers if the shares voted FOR the proposal exceed the shares voted AGAINST.

        If shareholders indicate on their proxies that they wish to ABSTAIN from voting, including brokers holding their customers' shares of record who cause abstentions to be recorded, such shares will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will have no effect on the voting for Proposal 1, the election of directors, or Proposal 2, the nonbinding advisory vote on executive officer compensation. Abstentions will have the same effect as voting AGAINST Proposal 3, the ratification of the selection of our independent registered public accounting firm and any other item properly presented at the Annual Meeting.

        A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a "non-vote" proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a "non-vote" proxy will be deemed present at the Annual Meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to any non-discretionary proposals. Nominees will not have discretionary voting power with respect to any matter to be voted upon at the Annual Meeting, other than Proposal 3, the ratification of the selection of our independent registered public accounting firm. Since broker non-votes are treated as not present and entitled to vote on any of the proposals, broker non-votes will have no effect on Proposal 1, the election of directors, Proposal 2, the nonbinding vote on executive officer compensation, Proposal 3, the ratification of the independent registered public accounting firm, or any other item properly presented at the Annual Meeting.

        If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail as described on the Notice, the Internet voting site or, if you requested printed proxy materials or receive a paper copy of the proxy card, by following the instructions therein, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting, as discussed in the section above regarding "broker non-votes". Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than Proposal 3, the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you vote the shares you hold and provide voting instructions to your broker, as applicable, for the matters to be voted upon at the Annual Meeting.

        We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies, and the cost of forwarding the material to the beneficial owners of the common stock. Our directors, officers and regular employees may solicit proxies by telephone or personal conversation. No additional compensation will be paid to our directors, officers or other regular employees for such services. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of our proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in doing so.

 PROPOSAL ONE
Election of Directors

        Proxies solicited by our Board of Directors ("Board" or "Board of Directors") will, unless otherwise directed, be voted FOR the election of seven nominees to serve as directors for one-year terms expiring at the next annual meeting of shareholders and until a successor is elected and qualified, or earlier, if the director resigns, is removed or becomes disqualified. The Board has nominated all of our current seven directors to stand for re-election at the Annual Meeting of Shareholders. The seven nominees are Brent G. Blackey, Paul F. Lidsky, Margaret A. Loftus, Greg R. Meland, J. Patrick O'Halloran, James E. Ousley, and Robert M. Price.

        The Board believes that all of the nominees are available and will serve if elected. If for any reason any nominee becomes unavailable for election, the Board may designate substitute nominees or reduce the number of directors. In that event, the shares represented by the proxies returned to us will be voted for the substitute nominees, unless an instruction to the contrary is indicated on the proxies.

Director Qualifications

        The following describes the key qualifications, business skills, experience and perspectives that each of our directors brings to our Board in addition to the information included in the biographical summaries provided below for each director.

Director	Key Qualifications
Greg R. Meland	Extensive experience with the Company since 1991 including serving as the Company's former Chief Executive Officer and Chairman of the Board for a combined 14 years; in-depth knowledge of the Company's operations and industry; historical perspective of the Company through long-term board service; brings perspective on shareholder value as he is the Company's largest shareholder.
Paul F. Lidsky
Serves as the Chief Executive Officer of the Company with extensive knowledge and experience in the information technology and communications industry; knowledge of the Company's operations, strategy and financial position; leadership experience and financial acumen as the chief executive officer and chief operating officer of several information technology companies; historical perspective of the Company through long-term Board and prior committee service.
Brent G. Blackey
Extensive financial experience as a senior partner of an international auditing firm, particularly with public company financial accounting standards; experience in operational and strategic matters as the president and chief operating officer of a large, privately-held business; public company board experience, particularly on audit committees; knowledge of the Company and information technology industry through board and committee service; offers a strong ethics and compliance focus and brings diverse perspective to the Board.
Margaret A. Loftus
Broad experience as a consultant and board member to several private technology companies; long-term service including as vice president of software of a publicly traded supercomputer technology company; knowledge and historical perspective of the Company and information technology industry through long-term Board and committee service.

Director	Key Qualifications
J. Patrick O'Halloran	Experience as a chief executive officer of a sophisticated automation system company; extensive experience as a partner at a global business consulting firm; knowledge of the information technology industry and of the Company's industry and business through board and committee service; brings diverse perspective to the Board.
James E. Ousley
Distinguished career with extensive public company experience; extensive business leadership experience as chairman and/or chief executive officer of several major, global information technology and communications companies; strong business leadership, strategic and financial acumen; knowledge of the Company and industry through extensive Board and committee service.
Robert M. Price
Distinguished career with extensive public and private company board experience; leadership experience as a former chairman and chief executive officer of a major, global information technology company; strong business leadership, strategic, operational and financial acumen; knowledge of the Company and industry through extensive Board and committee service.

Director Biographical Information

Name	Age	Position
Greg R. Meland	59	Non-Executive Chairman of the Board and Director
Paul F. Lidsky	59	President, Chief Executive Officer and Director
Brent G. Blackey	54	Director
Margaret A. Loftus	68	Director
J. Patrick O'Halloran	56	Director
James E. Ousley	67	Vice Chairman of the Board and Director
Robert M. Price	82	Director

        Greg R. Meland joined our board in 1999 and is our Non-Executive Chairman. Mr. Meland joined us in 1991 as our Vice President of Sales and Engineering. He became President and Chief Executive Officer in 1993. In December 2005, he became our Chairman of the Board. In May 2007, he retired as an employee and became our Non-Executive Chairman. Between 1979 and 1991, Mr. Meland served in various sales and marketing positions with the Imprimis disk drive subsidiary of Control Data Corporation (which was sold to Seagate in 1989). Mr. Meland is Mr. Price's son-in-law.

        Paul F. Lidsky was elected as a director in June 1998 and became our President and Chief Executive Officer in July 2009. Mr. Lidsky was the President and Chief Executive Officer of Calabrio, Inc. from October 2007 until July 2009 and he is currently a member of Calabrio, Inc.'s Board of Directors. From December 2005 until September 2007, Mr. Lidsky served as Chief Operating Officer for Spanlink Communications, Inc. Between 2003 and 2004, Mr. Lidsky was President and Chief Executive Officer of Computer Telephony Solutions. From 2002 to 2003, Mr. Lidsky was President and Chief Executive Officer of VigiLanz Corporation. From 1997 until 2002, Mr. Lidsky was the President and Chief Executive Officer of OneLink Communications, Inc. Between 1985 and 1997, Mr. Lidsky was employed by Norstan, Inc., most recently as Executive Vice President of Strategy and Business Development.

        Brent G. Blackey was elected as a director in April 2006. Since 2004, Mr. Blackey has served as President and Chief Operating Officer for Holiday Companies Inc. Between 2002 and 2004 Mr. Blackey was a Senior Partner at the accounting firm of Ernst & Young LLP. Prior to 2002, Mr. Blackey served most recently as a Senior Partner at the accounting firm of Arthur Andersen LLP.

Mr. Blackey serves on the Board of Directors of Cardiovascular Systems, Inc. In addition, Mr. Blackey serves on the University of Minnesota, Carlson School of Management Board of Overseers.

        Margaret A. Loftus was elected as a director in June 1998. Since 2005, Ms. Loftus has served as an independent consultant. Between 1989 and 2005, Ms. Loftus was an owner of Loftus Brown-Wescott, Inc., a business consulting firm, which she co-founded in 1989. Between 1976 and 1989, she was employed by Cray Research, Inc., most recently as Vice President of Software. Ms. Loftus serves on the Board of Directors for Unimax Systems Corporation and Proto Labs, Inc. In addition, previously she served on the Board of Directors of Analyst International Corporation.

        J. Patrick O'Halloran was elected as a director in August 2006. Since May 2012, Mr. O'Halloran has been performing consulting work. He served as the Chairman of Entiera, LLC from 2010 until it was sold in May 2012. Between January 2005 and June 2010, Mr. O'Halloran served as the Chief Executive Officer for Entiera, LLC. Between 1983 and 2004, Mr. O'Halloran served in a range of senior, international management positions at Accenture Ltd., most recently as Partner in charge of Accenture's Customer Insight organization. In addition, he serves on the Board of Directors of Outsell, a private company based in Minnesota.

        James E. Ousley was elected as a director in June 1998 and was elected as our Vice Chairman of the Board in February 2011. Currently, Mr. Ousley is serving as the Chief Executive Officer of Savvis, Inc., a business unit of CenturyLink, Inc. and president of the Enterprise Markets Group ("EMG") for CenturyLink. Mr. Ousley was named president of EMG in March 2012. From 2009 to 2011 Mr. Ousley served as Chairman and CEO of Savvis, Inc., which was acquired by CenturyLink. Between 2002 and 2004, Mr. Ousley was President and Chief Executive Officer of Vytek Wireless Inc., which was acquired by Calamp, Inc. From 1999 to 2001, he served as President and Chairman of Syntegra (USA), a division of British Telecommunications plc. From 1991 to 1999, Mr. Ousley was President and Chief Executive Officer of Control Data Systems, which was acquired by British Telecommunications in August 1999. From 1968 to 1991, he held various sales and executive management positions with Control Data Corporation. Mr. Ousley currently serves on the Board of Directors of Icelero, Inc. and Pacnet, Inc. In addition, he previously served on the Board of Directors of Savvis, Inc., Actividentity Corporation, and Bell Microproducts Inc.

        Robert M. Price was elected as a director in June 1998 and served as our Chairman of the Board between June 1998 and December 2005. Mr. Price has been President of PSV, Inc. since 1990. Between 1961 and 1990, he served in various executive positions, including as Chairman and Chief Executive Officer, with Control Data Corporation. From 1991 to 2005, Mr. Price was a Senior Advisor and Professor at the Fuqua School of Business at Duke University, and is now Adjunct Professor of the Pratt School of Engineering at Duke University. Mr. Price is Mr. Meland's father-in-law. In the last five years, Mr. Price has served on the Board of Directors of Affinity Technology Group, Inc. and PNM Resources, Inc. Mr. Price also serves on the Board of Directors of National Center for Social Entrepreneurs.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

 CORPORATE GOVERNANCE

Corporate Governance

        Our Board of Directors is elected by the shareholders to govern our business and affairs. The Board selects the senior management team, which is charged with conducting our business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews our strategies, financial objectives and operating plans. It also plans for management succession of senior management positions and oversees our compliance efforts. Members of the Board stay informed of our business by participating in regularly scheduled Board and committee meetings, through discussions with the Chief Executive Officer and other members of management and staff, and by reviewing other materials provided to them.

Board of Directors Meeting Attendance

        During 2012, our Board of Directors met six times. Each director attended all of our board meetings and all committee meetings on which the director is a member. We do not have a formal policy regarding a Board member's attendance at annual shareholder meetings; however, we encourage all Board members to attend our Annual Meeting of Shareholders and each attended our Annual Meeting of Shareholders held in May 2012.

Director Independence

        Our Board of Directors reviews the independence of each director. During this review, our Board considers transactions and relationships between each director (and their immediate family and affiliates) and us, as well as our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent.

        In February 2013, our Board conducted an annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under applicable rules and listing standards of the NASDAQ Global Market or require disclosure under Securities and Exchange Commission ("SEC") rules, with the exception of Mr. Lidsky who is our Chief Executive Officer.

        Based on a review of information provided by the directors and other information we reviewed, our Board concluded that none of our other non-employee directors have any relationship with us other than as a director or shareholder. Based upon that finding, our Board of Directors determined that Messrs. Blackey, Meland, O'Halloran, Ousley, and Price and Ms. Loftus are "independent."

Board Leadership Structure

        Our Board is led by our independent and non-executive Chairman, Mr. Meland, and by our independent Vice Chairman, Mr. Ousley. Mr. Meland, as Chairman, has the responsibility to call and chair Board meetings, chairs our annual meeting, has primary responsibility in setting Board agendas in collaboration with our Vice Chairman and Chief Executive Officer, and has the ability to represent us with external stakeholders if approved by our Board. Mr. Ousley, as Vice Chairman, has the primary responsibility to seek input from other independent directors, facilitate discussions among the independent directors, and communicate such view points to our Chief Executive Officer. We believe that this leadership structure enhances the functionality of the Board, strengthens communications between the Board and our Chief Executive Officer, and strengthens the Board's independence from management. In addition, this structure allows our Chief Executive Officer, Mr. Lidsky, to focus his efforts on running our business and managing us in the best interests of our shareholders, while we are able to benefit from Mr. Meland's extensive and long-term knowledge of us and Mr. Ousley's prior experiences with other public company boards.

Board Oversight of Risk

        Management is responsible for our day-to-day risk management activities, and our Board's role is to engage in informed risk oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operational, credit, liquidity, and legal risks and our strategic direction, as well as the adequacy of our risk management process and overall risk management system. In addition, the Audit Committee and Compensation Committee have risk oversight responsibilities in their respective areas of focus, which they report on to the full Board. There are a number of ways our Board performs this function, including the following:

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  at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business; and

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  through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

Committees of Our Board of Directors

        Our Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Merger and Acquisition Committee. All members of the Audit Committee, Compensation Committee and Governance Committee meet the definition of "independent," as set forth in the listing standards of the NASDAQ Global Market.

        The current composition and responsibilities of each committee is as follows:

Audit Committee	Compensation Committee	Governance Committee	Merger and Acquisition Committee
Brent G. Blackey (chair)	James E. Ousely (chair)	Margaret A. Loftus (chair)	Paul F. Lidsky (chair)
J. Patrick O'Halloran	Brent G. Blackey	Brent G. Blackey	Gregory M. Meland
James E. Ousley	J. Patrick O'Halloran	Gregory M. Meland	James E. Ousley
Robert M. Price

        Audit Committee.    Among other matters, our Audit Committee:

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  oversees the integrity of our financial statements and the adequacy of our internal controls;

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  evaluates the qualifications, independence and performance of our independent registered public accounting firm;

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  supervises management's process for ensuring compliance by the Company with certain legal and regulatory requirements;

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  oversees the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us;

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  conducts discussions with management and our independent registered public accounting firm regarding any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and

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  pre-approves all audit and non-audit services performed by our independent registered public accounting firm.

        The purpose and responsibilities of our Audit Committee are set forth in more detail in the Audit Committee Charter. The Board of Directors has determined that each of the Audit Committee members meet the current independence and experience requirements of the NASDAQ Global Market and the applicable rules and regulations of the SEC. Additionally, the Board has determined that Mr. Blackey is an "audit committee financial expert" under the rules and regulations of the SEC.

        The Audit Committee is required to meet at least two times annually and held five meetings during 2012. A report of the Audit Committee is set forth below in this Proxy Statement.

        Compensation Committee.    Among other matters, the Compensation Committee:

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  is responsible for establishing compensation policy;

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  administers the compensation programs for our executive officers;

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  reviews and approves the goals and objectives relevant to compensation of our executive officers;

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  evaluates our executive officers' performance in light of those goals and objectives;

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  determines and approves our executive officers' compensation level based on this evaluation;

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  approves and recommends to our Board with respect to compensation of other key management, incentive-compensation plans and equity-based plans; and

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  reviews the compensation of our non-employee directors on a periodic basis and makes recommendations regarding the compensation paid to our non-employee directors to the Board of Directors.

        In addition, the Compensation Committee may select, retain and compensate compensation consulting firms, legal counsel and other advisors as it determines appropriate after considering certain factors discussed in the Compensation Committee Charter to assist in performing its functions and responsibilities. Beginning with the 2007 executive officer compensation program, the Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (the "Consultant") as its outside compensation consultant to assist it in analyzing elements of our compensation program and determining appropriate levels of compensation and benefits for our executives. As discussed in more detail in "Compensation Discussion and Analysis," as part of this annual assessment, pursuant to the instructions given by the Compensation Committee, the Consultant compares our base salary, annual cash incentive bonuses, and long-term incentive award elements against a peer group of publicly traded companies.

        Our Compensation Committee may delegate authority to subcommittees consisting of one or more members when deemed appropriate by the Compensation Committee. The Compensation Committee may also delegate to the Chief Executive Officer the authority, within pre-existing guidelines established by the Compensation Committee and as permitted by applicable law, to approve equity compensation awards to employees, other than executive officers. Any exercise of delegated authority will be reported to the Compensation Committee at its next regularly scheduled meeting. The Compensation Committee may also delegate non-discretionary administrative authority under our compensation and benefit plans in its discretion and consistent with any limitations specified in the applicable plans.

        The purpose and responsibilities of our Compensation Committee are set forth in more detail in the Compensation Committee Charter. Each member of our Compensation Committee meet the independence requirements of the NASDAQ Global Market, is a "non-employee director" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an "outside director" as that term is used in Section 162(m) of the Internal Revenue Code. Our Compensation Committee held two meetings in fiscal year 2012.

        Governance Committee.    Among other matters, the Governance Committee:

  •
  identifies individuals qualified to become members of our Board;

  •
  oversees our corporate governance principles; and

  •
  provided all committee members are independent, acts as a Nominating Committee to present and recommend nominees to the Board.

        The purpose and responsibilities of our Governance Committee are set forth in detail in the Governance Committee Charter. This committee must have at least three members, a majority of which meet the independence requirements of the NASDAQ Global Market. Our Board of Directors has determined that all of the members of the Governance Committee meet the independence requirements of the NASDAQ Global Market. Our Governance Committee held two meetings in fiscal year 2012.

        Merger and Acquisition Committee.    Among other matters the Merger and Acquisition Committee:

  •
  investigates acquisition candidates and divestiture opportunities;

  •
  reviews our acquisition and divestiture strategies with management and our Board; and

  •
  recommends acquisition and divestiture strategies and acquisition candidates to the Board, as appropriate.

        Our Board of Directors established a Merger and Acquisition Committee in November 2008 pursuant to a written charter. The Merger and Acquisition Committee Charter requires that the committee be comprised of at least two members who are Board members. However, no member is required to meet the independence requirements of the NASDAQ Global Market or SEC rules. Our Merger and Acquisition Committee held two meetings in fiscal year 2012.

Director Nominations

        Our formal nominations process is included in our Governance Committee Charter, which provides that if all the Governance Committee members are independent, the Governance Committee acts as a Nominating Committee and recommends director nominees to the Board for approval, the annual slate of directors for election by the shareholders and candidates to be appointed by the Board to fill Board vacancies. If all Governance Committee members are not independent, the Governance Committee shall instead present prospective director nominees to our independent directors for their consideration and potential nomination, the prospective annual slate of directors and prospective candidates to be appointed by the Board to fill vacancies on the Board.

        All director nominees up for election at the 2013 Annual Meeting of Shareholders have been recommended for approval by our Governance Committee to our Board and approved as our director nominees by our Board. All such director-nominees are standing for election.

Director Nominee Qualifications

        There are no formal, specific minimum qualifications to be met by director nominees to be considered a candidate, whether recommended by our Governance Committee, independent directors or shareholders. None of the Governance Committee, our independent directors, or our Board has any special policy for the consideration of diversity in identifying nominees for directors.

        The Board of Directors expects that our independent members, or any Nominating Committee, would identify and evaluate new candidates for directors based primarily on the following general criteria:

  •
  judgment, character, expertise, skills and knowledge useful to the oversight of our business;

  •
  diversity of viewpoints, backgrounds, experiences and other demographics;

  •
  business or other relevant experience; and

  •
  the extent to which the interplay of the candidate's expertise, skills, knowledge and experience with that of other directors will build a Board of Directors that is effective, collegial and responsive to our needs.

        The Board desires that all its members have:

  •
  the highest character and integrity, sound business judgment and an inquiring mind;

  •
  expertise that adds to the composition of the Board;

  •
  sufficient professional experience, education and interest in, and capacity for, understanding our operations;

  •
  a reputation for working constructively with others;

  •
  sufficient time to devote to Board matters; and

  •
  no conflict of interest that would interfere with performance as a director.

        The Governance Committee considers suggestions from many sources, including personal and business contacts and shareholders, regarding possible candidates for directors. The Governance Committee may, but has no current plans to, hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used in connection with this year's election and, accordingly, no fees have been paid to consultants or search firms in the past year.

        Pursuant to our bylaws, shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to our Governance Committee no later than February 21, 2014 at our principal executive offices located at 10050 Crosstown Circle, Suite 500, Eden Prairie, MN 55344. Submissions must comply with Section 1.13 of our bylaws, which requires, among other information, a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual's past five years of employment history, and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Nominating Committee and to serve if elected by our Board of Directors or our shareholders, as applicable.

Code of Business Conduct and Ethics

        We adopted the Datalink Corporation Code of Conduct and Ethics Policy, a code of ethics that applies to all of our directors, officers and employees. A copy of our Code of Conduct and Ethics Policy is available on the Corporate Governance section of the Investor Relations page on our website at www.datalink.com. We plan to disclose any substantive amendment to our Code of Conduct and Ethics Policy, or grant of any waiver therefrom applicable to our Chief Executive Officer, our Chief Financial Officer, our Chief Accounting Officer and other persons performing similar functions on our website at the address described above.

Corporate Governance Documents Available on Our Website

        Copies of our Audit Committee Charter, Compensation Committee Charter, Governance Committee Charter and our Code of Conduct and Ethics Policy are available on the Corporate Governance section of the Investor Relations page of our website at www.datalink.com. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing us at our principal executive offices located at 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344, Attention: Corporate Secretary.

Shareholder Communications with the Board of Directors

        Any shareholder who wishes to send communications to the Board of Directors should deliver such communications to the attention of the Chairman of the Board at our principal executive offices located at 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344. The Chairman will relay to the full Board of Directors all shareholder communications he receives that are addressed to the Board of Directors.

Securities Exchange Act of 1934 10b5-1 Trading Plans

        In March 2013, our Chairman, Greg R. Meland, established a pre-arranged, personal stock trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (the "10b5-1 Plan") to sell a portion of his holdings of our common stock. The 10b5-1 Plan, which will expire in March 2014, covers the sale of up to 275,000 shares of our common stock over a one-year period. The 10b5-1 Plan was adopted during a permitted trading period when Mr. Meland was not aware of any material nonpublic information as required by the Company's insider trading policy.

        We do not undertake any obligation to report 10b5-1 Plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced 10b5-1 Plan, except to the extent required by law.

 DIRECTOR COMPENSATION

        The following table shows, for each of our non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)($)	Stock Awards ($)(2)	Total ($)
Brent G. Blackey	$49,000	—	$53,850	$102,850
Margaret A. Loftus	$42,000	—	$53,850	$95,850
Greg R. Meland	$51,000	—	$53,850	$104,850
J. Patrick O'Halloran	$41,000	—	$53,850	$94,850
James E. Ousley	$64,000	—	$53,850	$117,850
Robert M. Price	$36,000	—	$53,850	$89,850

(1)
The aggregate number of total unexercised stock options outstanding as of December 31, 2012 for Mr. Blackey is 1,200, for Ms. Loftus is 55,000, and for Mr. Ousley is 12,600. There are no unexercised stock options outstanding to Messrs. Meland, O'Halloran or Price.

(2)
Values expressed represent the aggregate grant date fair value of stock awards granted during 2012 computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718 as discussed under Note 1 ("Summary of Significant Accounting Policies—Stock Compensation Plans") and Note 9 ("Stockholders' Equity—Restricted Stock Granted under our 2011 Plan, 2009 Plan, and Director Plan") to our financial statements for the fiscal year ended December 31, 2012. The aggregate number of vested and unvested restricted stock awards as of December 31, 2012 held by our directors was as follows: Mr. Blackey is 41,055 shares, Ms. Loftus is 34,881 shares, Mr. Meland is 30,750 shares, Mr. O'Halloran is 19,500 shares, Mr. Ousley is 33,750 shares and Mr. Price is 40,862 shares.

Our officers who are also directors do not receive additional compensation for their service as directors. Effective May 12, 2011, our non-employee directors receive the following:

  •
  an annual retainer of $25,000 and 6,000 shares of restricted stock;

  •
  a fee of $1,500 for attendance at meetings of the Board of Directors;

  •
  a fee of $1,000 for member attendance at a committee meeting;

  •
  an annual retainer of $6,000 for each non-employee director acting as a chairperson for a committee; and

  •
  an annual retainer of $15,000 for each person serving as the Vice Chairman and Non-Executive Chairman.

        We do not provide any form of incentive compensation or other form of stock-based or cash-based compensation or perquisites to our directors except as set forth above, although we do reimburse directors for reasonable expenses incurred in connection with out-of-town travel costs, lodging and other related expenses to and from Board meetings.

        We pay one-quarter of the annual retainers and attendance fees in arrears at the end of each calendar quarter. We issue the annual stock grants on June 30 of each year and they vest one-quarter upon issuance and one-quarter on the following September 30, December 31, and March 31, respectively, provided that the director is still a member of the Board on that date. We prorate the annual share cash retainers for any departing or new directors during the applicable quarter.

 PROPOSAL TWO
Advisory Vote to Approve Executive Officer Compensation

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") added section 14A to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which requires that we provide our shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in detail under the heading "Compensation Discussion and Analysis," ("CD&A") and in other related tables and disclosures in this Proxy Statement.

        Consistent with the views expressed by shareholders at our Annual Meeting of Shareholders held on May 10, 2012, the Board of Directors has determined to seek an annual non-binding advisory vote from shareholders to approve the compensation of our Named Executive Officers as described in detail under the CD&A, and other related tables and disclosures in this Proxy Statement. As described in our CD&A, our Named Executive Officer compensation policies and decisions are designed to attract, motivate and retain a highly capable and performance-focused executive team; promote a culture of employee owners whose financial interests are aligned with those of our shareholders; pay for performance such that total compensation reflects the individual performance of our executives and our relative performance; promote equity emphasis by tying executive officer compensation to the long-term enhancement of shareholder value; and take into account the potential stock dilution, cash flow, tax and reported earnings implications of the amount and types of executive officer compensation provided, consistent with the other objectives of our executive officer compensation program.

        To achieve these objectives, the Compensation Committee has designed and implemented an executive officer compensation program for executive officers consisting of a mix of the following items:

  •
  we make annual cash compensation decisions based on assessment of the Company's performance against measurable financial goals;

  •
  we emphasize long-term compensation equity awards with a three-year vesting period to further emphasize long-term performance and executive officer commitment;

  •
  we have a compensation risk assessment process to determine that our incentive compensation programs are not reasonably likely to create a material risk to the Company; and

  •
  the Compensation Committee regularly engages third-party consultants to compile and analyze peer group information and assist in making decisions about executive officer compensation, equity-based and other incentive compensation plans and other compensation-related matters.

        This advisory vote gives our shareholders the opportunity to express their views on the compensation paid to our Named Executive Officers. Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or our Board. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and will consider the vote when addressing executive officer compensation in the future. As a result, we are presenting this proposal which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution.

        RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Company's proxy statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Tables and the other related tables and disclosures.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT.

PROPOSAL THREE
Ratification of Independent Registered Public Accounting Firm

        Our Audit Committee has designated McGladrey LLP to be our independent registered public accounting firm for the year ending December 31, 2013. Our Board of Directors will offer a resolution at our Annual Meeting of Shareholders to ratify this designation. McGladrey LLP has served as our independent registered public accounting firm since December 2004. Our organizational documents do not require that our shareholders ratify the selection of McGladrey LLP as our independent registered public accountants. We are doing so because our Board of Directors believes it is a matter of good corporate practice. If our shareholders do not ratify the selection, our Audit Committee will reconsider whether or not to retain McGladrey LLP, but still may retain them. Even if the selection is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

        We anticipate that representatives of McGladrey LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF MCGLADREY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

 AUDITING MATTERS

Audit Committee Report

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting, reporting practices and the quality and integrity of our financial reports and our other publicly disseminated financial information. In this context, the Audit Committee has met with management (including the Chief Executive Officer and Chief Financial Officer) and McGladrey LLP, our independent registered public accounting firm. With respect to independence, the Audit Committee has determined that all of its members are independent within the meaning of NASDAQ Global Market rules.

        The Audit Committee held five meetings with McGladrey LLP, both in the presence of management and privately. The Audit Committee discussed the overall scope and plans for McGladrey LLP's audit, the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reports.

        The Audit Committee has (i) reviewed and discussed the audited financial statements of the Company as of December 31, 2012 and for the year then ended (the "Financial Statements") with management which has represented that the Financial Statements were prepared in accordance with Generally Accepted Accounting Principles in the United States of America, (ii) discussed the Financial Statements with McGladrey LLP, including the matters required to be discussed by the statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 308) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from McGladrey LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and has discussed with McGladrey LLP their independence. The Audit Committee has also considered whether McGladrey LLP's provision of non-audit services as described below under the heading "Fees" is compatible with maintaining McGladrey LLP's independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion in our Annual Report on Form 10-K for the year ended December 31, 2012 of our financial statements as audited by McGladrey LLP for filing with the SEC.

AUDIT COMMITTEE

Brent G. Blackey, Chairman
J. Patrick O'Halloran
James E. Ousley

 FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        During the period covering the fiscal years ended December 31, 2012 and 2011, McGladrey LLP and RSM McGladrey, Inc. (through November 30, 2011) performed the following professional services:

Description of Fees	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$333,000	$318,000
Audit-Related Fees	42,000	96,000

Total Audit and Audit-Related Fees	375,000	414,000
Tax Fees	—	—

Total	$375,000	$414,000

Audit Fees

        McGladrey LLP's fees for audit services include fees for the audit of our 2012 and 2011 annual financial statements and the 2012 and 2011 audit of our internal controls over financial reporting. Audit fees also include fees billed for professional services for the review of our financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees

        Audit related fees primarily related to registration statement filings and audit procedures performed for acquisitions.

Tax Fees

        McGladrey LLP does not provide tax compliance, tax advice, tax planning or other tax related services to us.

All Other Fees

        There were no other services provided by McGladrey LLP not included in the captions above during 2012 or 2011.

Pre-Approval Policy

        The Audit Committee has not formally adopted a policy for pre-approval of all audit and non-audit services by McGladrey LLP, but it has routinely pre-approved all audit and permitted non-audit services to be performed for us by our independent registered public accounting firm.

 COMPENSATION DISCUSSION AND ANALYSIS

        The following compensation discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (the "Named Executive Officers") during 2012:

  •
  Paul L. Lidsky—President and Chief Executive Officer;

  •
  Gregory T. Barnum—Vice President of Finance, Chief Financial Officer and Secretary;

  •
  M. Shawn O' Grady—Executive Vice President of Field Operations;

  •
  Karen E. Clary—Executive Vice President, Human Resources; and

  •
  James D. Leslie—Executive Vice President, Advisory Services.

        The Named Executive Officers were our only executive officers for the year ended December 31, 2012.

Executive Summary

        Our overall performance during 2012 exceeded the non-GAAP net revenue expectations we set for ourselves at the beginning of the year, however we fell short of our non-GAAP operating income objectives that we set at the beginning of the year. In 2012 we continued to build on the data center solutions we initiated in 2010. In December 2011 the Compensation Committee reviewed and approved our operating plan for 2012 and set performance goals and compensation opportunities for our Named Executive Officers based upon such factors as the economic outlook at the beginning of 2012, as well as the Compensation Committee's underlying philosophy of paying for superior performance. Consistent with that philosophy, our 2012 executive officer compensation program included non-GAAP net revenue and non-GAAP operating income financial performance objectives that were considered challenging to achieve at the time they were established.

        The Compensation Committee intends that our executive officer compensation program be market competitive, fairly reflect our performance over time and align the interests of our executive officers with the interests of our shareholders. Consistent with these principles, the Compensation Committee targets base salaries, annual incentive compensation and long-term incentive compensation for our Named Executive Officers at the market median. The amount actually paid upon the completion of the performance period may be higher or lower than the target based on actual performance over the specified performance period.

        Based upon the assessment of our overall performance, combined with a review of the economic environment, competitive trends and our internal operating plans, the Compensation Committee made the following decisions regarding compensation for certain Named Executive Officers:

  •
  our Chief Executive Officer received a 13.3% increase in his annual base salary in 2012 to $425,000, to bring his base salary closer to the market median and to reward him for our outstanding performance in 2011;

  •
  our Named Executive Officers, other than our Chief Executive Officer and Ms. Clary who was hired in February 2012, received base salary increases for 2012 ranging from 3.8% to 14.5%, generally to maintain their base salary positions with respect to the market median;

  •
  the 2012 annual cash incentives paid to the Named Executive Officers paid out at a blended rate of 95% of the target bonus, as our non-GAAP net revenues were 102% of our target goal and our non-GAAP operating income was 94% of our target goal; and

  •
  we granted shares of restricted stock that vest based on the achievement of a non-GAAP operating income target and over a period of three years.

Compensation Objectives and Philosophy

        The primary objective of our executive officer compensation program is to attract and retain exceptional leaders and motivate them to behave like owners. When setting executive officer compensation, we apply a consistent approach for all Named Executive Officers and intend that the combination of compensation elements closely aligns each Named Executive Officer's financial interest with those of our shareholders. The program is mainly designed to:

  •
  attract, motivate and retain a highly capable and performance-focused executive team;

  •
  promote a culture of employee owners whose financial interests are aligned with those of our shareholders;

  •
  pay for performance such that total compensation reflects the individual performance of our executives and our relative performance;

  •
  promote equity emphasis by tying executive officer compensation to the long-term enhancement of shareholder value; and

  •
  take into account the potential stock dilution, cash flow, tax and reported earnings implications of the amount and types of executive officer compensation provided, consistent with the other objectives of this program.

        Therefore, our executive officer compensation objectives and philosophy focus on rewarding performance and promoting share ownership. This means that shareholder returns, along with corporate, business unit, and individual performance, both short-term and long-term, determine the largest portion of executive pay. The Compensation Committee generally intends to target the total compensation paid to our Named Executive Officers at the market median for comparable positions at companies within our Peer Group (as defined and discussed in more detail below).

Elements of Compensation Paid

        Total direct compensation is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity. In addition, we provide retirement and welfare benefits and certain perquisites to our Named Executive Officers. While we aim to pay total direct compensation at the market median of our Peer Group, we do not, however, have specific policies governing the allocation of the total direct compensation opportunity among its various components.

Base Salary

        On an annual basis, the Compensation Committee determines base salaries for our Named Executive Officers. We use base salaries to provide competitive compensation to attract and retain talented executive officers. The Compensation Committee considers the following factors in setting annual base salaries:

  •
  the individual's experience and scope of responsibility;

  •
  the individual's level of performance;

  •
  any promotions or increases in responsibility; and

  •
  competitive salaries within the market, drawing on data from our Peer Group.

        Based on these factors, for 2012, Mr. Lidsky's annual base salary for fiscal 2012 was set at $425,000. This was a $50,000 increase over his fiscal 2011 base salary. In addition to rewarding Mr. Lidsky for his role in our performance during 2011, Mr. Lidsky's base salary increased in 2012 in order to bring his base salary closer to the market median. For fiscal 2012, Mr. Barnum's base salary was set at $300,000, which was a $38,000 increase over his fiscal 2011 base salary and Mr. O'Grady's base salary was set at $300,000, which was an $11,000 increase over his fiscal 2011 base salary. The base salary increases for Messrs. Barnum and O'Grady were intended to reward them for their role in our performance during 2011 and bring their base salaries in line with the market median. Ms. Clary began her employment with us in February 2012. Pursuant to her employment agreement, her base salary was set at $240,000 for 2012. Mr. Leslie became our Executive Vice President, Advisory Services on November 1, 2012 and his base salary for 2012 was $230,000.

        Using similar factors in setting the base salaries for 2013, Messrs. Lidsky, Barnum, O'Grady and Leslie and Ms. Clary base salaries have been set at $467,500, $330,000, $330,000, $275,000 and $258,000, respectively.

Annual Cash Incentive

        We provide an annual cash incentive to our Named Executive Officers because it provides incentives to achieve annual financial and operational goals and links pay to the achievement of such goals. With the exception of Mr. Leslie, the annual cash incentive compensation element is provided for under each of our Named Executive Officer's employment agreements. While not pursuant to an employment agreement, we provide an annual cash compensation element to Mr. Leslie based on the same requirements applicable to our other Named Executive Officers. Annually, the Compensation Committee determines the performance measurements that will be considered in order for our Named Executive Officers to receive an annual cash incentive bonus. For fiscal 2012, 100% of the performance measures were based on financial goals. As discussed in more detail below, the financial goals were based on two corporate financial objectives.

        Target levels were set as a percentage of a Named Executive Officer's base salary. The annual incentive bonus for 2012 was targeted at 80%, 55%, 60%, 40% and 50% of base salary for Messrs. Lidsky, Barnum, O'Grady and Leslie and Ms. Clary, respectively. Each Named Executive Officer was eligible to receive the target annual incentive bonus if 100% of the financial objectives were achieved. If we achieved 150% of the financial performance objectives, our Named Executive Officers could earn between 101% and 150% of the target annual incentive bonus depending on the matrix approved by our Compensation Committee in the beginning of 2012. If we met less than 100% but more than 80% of the financial performance objectives, then our Named Executive Officers could earn a bonus between 50% and 99% of the target annual incentive bonus, depending on the matrix approved by our Compensation Committee at the beginning of 2012, of the target annual incentive bonus. If we met less than 80% of the financial performance objectives, then our Named Executive Officers would not earn a bonus. Therefore, actual payouts of the annual cash incentive bonus may be more or less than the targeted potential payout due to the degree to which the various performance objectives are achieved.

        For 2012, the annual cash incentive bonus would be earned for achievement of $470.0 million of non-GAAP net revenues and $26.8 million of non-GAAP operating income, as internally computed. For purposes of this calculation, (i) non-GAAP net revenues is our revenue adjusted by the addition of acquisition accounting adjustments and (ii) non-GAAP operating income is our operating income adjusted by the addition of certain items, including amortization expense for our intangible assets, acquisition accounting adjustments, stock based compensation amounts, integration and transaction costs, and income tax expense. In addition, both non-GAAP net revenues and non-GAAP operating income do not include the results from our acquisition of Strategic Technologies Inc. in October 2012.

        For 2012, we achieved $478.5 million of non-GAAP net revenues and $25.1 million of non-GAAP operating income. Therefore, our non-GAAP net revenue for 2012 was 102% of the target and our non-GAAP operating income was 94% of the target. Based upon the bonus matrix approved by the Compensation Committee at the beginning of 2012 our Named Executive Officers were paid an annual incentive bonus based on a blended 95% achievement of the targeted financial goals. Based on this performance, Messrs. Lidsky, Barnum, O'Grady and Leslie and Ms. Clary received cash incentive bonuses of $323,000, $156,750, $171,000, $87,400 and $114,000, respectively.

        In 2013, the performance criteria will consist of targets of GAAP net revenues and operating income. The target annual cash incentive bonus for Messrs. Lidsky, Barnum, O'Grady, and Leslie and Ms. Clary has been set at 80%, 55%, 60%, 60% and 50%, respectively, of their base salaries. The actual payout of the 2013 cash incentive bonus will continue to be subject to adjustment if 100% of the bonus target is not achieved or is exceeded, however, Mr. Leslie is guaranteed an annual incentive of at least $25,000 for 2013. If Mr. Leslie is not employed with us during all of the fiscal year ending December 31, 2013, the guaranteed bonus will be pro-rated by the number of months he is employed with us during 2013.

Equity Incentive Compensation

        We believe that enabling our Named Executive Officers to develop and maintain a significant long-term ownership in the Company through grants made under our 2011 Plan aligns the interests of our Named Executive Officers with our shareholders' interests by creating a close link between executive pay and shareholder return. In support of our emphasis on significant ownership by our Named Executive Officers, the Compensation Committee offers long-term incentive opportunities that encourage ownership, and therefore have exclusively granted restricted stock to our Named Executive Officers since 2010. Generally, the amount of compensation realized or potentially realizable does not directly impact the level at which future pay opportunities are set. However, when granting equity awards, the Compensation Committee reviews and considers restricted stock grant practices by the Peer Group and the number of outstanding and previously granted equity awards. There are no specific performance factors that the Compensation Committee assesses when making long-term equity incentive awards. However, in certain instances, the vesting of such awards is dependent upon the achievement of an objective based on our non-GAAP operating income, in addition to the requirement that the Named Executive Officer be employed by us on the vesting dates.

        We do not have a policy with regard to the timing of the grants of our restricted stock and such grants are not made on a fixed schedule. Instead, our Compensation Committee has typically chosen to make restricted stock awards in connection with an individual's initial employment with us, upon promotions or other changes in responsibilities, in recognition of significant achievements and generally when it believes that the number of unvested shares of restricted stock held by a key employee is insufficient to constitute an effective retention tool.

        During February and January of 2012, Messrs. Lidsky, Barnum, O'Grady, Leslie and Ms. Clary received restricted stock awards of 63,700 shares, 30,800 shares, 41,100 shares, 36,900 shares and 27,428 shares, respectively. Each of the grants to Messrs. Lidsky, Barnum, O'Grady, and Leslie were to vest (i) 50% upon the achievement of a non-GAAP operating income goal of $26.8 million and continued employment through 2013 and (ii) 25% on each of the second and third anniversaries of the grant, provided that the individual remains employed by us on these vesting dates. In 2012, since our non-GAAP operating income was $25.1 million, we did not achieve our non-GAAP operating income goal of $26.8 million. Therefore, 50% of the awards granted to Messrs. Lidsky, Barnum, O'Grady, and Leslie, or 31,850 shares, 15,400 shares, 20,550 shares, and 18,450 shares, respectively did not vest. The award granted to Ms. Clary was upon her employment with us in January 2012 and vests 50% after two years and 25% on each of the third and fourth anniversaries of the grant, provided that she remains employed by us on these vesting dates.

        On December 4, 2012, Messrs. Lidsky, Barnum, and O'Grady and Ms. Clary were granted restricted stock awards of 75,000 shares, 32,352 shares, 36,705 shares and 19,058 shares, respectively. These shares vest as follows; 50% if we achieve the GAAP operating income target for 2013 and the individual remains employed with us on December 31, 2014; 25% on the second anniversary of the grant and 12.5% on each of the third and fourth anniversaries of the grant, provided that the individual remains employed by us on these vesting dates. The Summary Compensation Table and the other tables in the Executive Compensation section in the Proxy Statement reflect the grants of restricted stock that we made on December 4, 2012 to our Named Executive Officers that are intended for 2013 performance. Therefore, please see the Compensation Table Reflecting 2012 Stock Grants for 2012 Performance below for disclosure of what the Summary Compensation Table would reflect if we were not required to reflect the grants that were made at the end of 2012 for 2013 performance.

Retirement and Welfare Benefits

        We provide a full range of benefits to our Named Executive Officers, including the standard medical, dental and disability benefits available to our employees generally. We also sponsor a qualified 401(k) Plan in which our Named Executive Officers may participate on the same basis as our employees generally, and which allows participants to make plan contributions on a pre-tax basis and to which we make company-matching contributions of 50% of each employee's contributions, up to 6% of salary and subject to limitations of the Code.

        We do not maintain a defined benefit pension plan, a defined benefit supplemental pension plan, or a deferred compensation plan for our Named Executive Officers.

Perquisites

        We provide a limited number of perquisites to our Named Executive Officers, generally in an effort to remain competitive with similarly situated companies. Primarily, these perquisites consist of:

  •
  travel expenses for a company sponsored trip for employees and their spouses, that met certain sales goals for the year, or the President's Club;

  •
  a car allowance; and

  •
  gross ups for income tax purposes for travel expenses related to the President's Club.

        In addition, we pay the travel expenses consisting of air fare and car expenses for Ms. Clary's weekly commute to our corporate offices in Eden Prairie, Minnesota from her home in Lower Macungie, Pennsylvania.

Compensation Table Reflecting 2012 Stock Grants for 2012 Performance

        The following table presents an alternative portrayal of the compensation during 2012 of our Named Executive Officers. The amounts in this table for 2012 are the same as those reflected in the Summary Compensation Table in the Executive Compensation section, except for the Stock Awards column. For purposes of this alternative table, we have not included the grant date fair value of the restricted stock awards granted on December 4, 2012 as described in Footnote (1) to the Summary Compensation Table in the Executive Compensation section as those awards are considered part of the compensation package for 2013, but because of the timing of the grant are required to be disclosed in the Summary Compensation Table in the Executive Compensation section.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation(3)	Total ($)
Paul F. Lidsky President and Chief Executive Officer	2012	$425,000	$—	$568,204	$—	$323,000	$14,837	$1,331,041
Gregory T. Barnum Vice President, Finance and Chief Financial Officer and Secretary	2012	$300,000	$—	$274,736	$—	$156,750	$13,884	$745,370
M. Shawn O'Grady Executive Vice President, Field Operations	2012	$300,000	$—	$366,612	$—	$171,000	$22,232	$859,844
Karen E. Clary Executive Vice President, Human Resources	2012	$220,000	$—	$239,995	$—	$114,000	$20,089	$594,084
James D. Leslie Executive Vice President, Advisory Services	2012	$230,000	$—	$329,148	$—	$87,400	$13,457	$660,005

(1)
See Footnote (1) to the Summary Compensation Table in the Executive Compensation section, except the amounts in this column do not include the December 4, 2012 stock grants that are described in Footnote (1) to the Summary Compensation Table in the Executive Compensation section

(2)
See Footnote (2) to the Summary Compensation Table in the Executive Compensation section.

(3)
See Footnote (3) to the Summary Compensation Table in the Executive Compensation section.

Role of Compensation Committee and Executive Officer Compensation Consultant

        The Compensation Committee oversees the administration of the executive officer compensation program and determines the compensation of our Named Executive Officers. The Compensation Committee is solely composed of non-management directors, all of whom meet the independence requirements of applicable NASDAQ rules. The Compensation Committee engages Frederic W. Cook & Co. Inc. (the "Consultant"), to assist the Compensation Committee in discharging its responsibilities. The Compensation Committee provides the material elements of the instructions to the Consultant with respect to the performance of the Consultant's duties under the engagement. Pursuant to these instructions the Consultant was to develop recommendations for the Compensation Committee related to all aspects of executive officer compensation programs. In fulfilling this role, and as discussed in more detail below, the Consultant assesses compensation programs within the Peer Group as well as reviews certain independent surveys on executive officer compensation. In addition, the Consultant works with management to obtain information necessary to develop its recommendations regarding the compensation that should be paid to our Named Executive Officers. Once the Consultant has developed such recommendations management presents such recommendations to the Compensation Committee for its consideration.

Process for Determining Executive Officer Compensation

        Typically, the Compensation Committee reviews and adjusts total direct compensation levels annually in December of each year. This practice was utilized when establishing the elements of 2012 executive total compensation. The Compensation Committee generally intends to target total direct compensation for our Named Executive Officers at the market median for comparable positions at companies within our Peer Group.

        Our Chief Executive Officer's target total direct compensation is set by the Compensation Committee during an executive session based on the Compensation Committee's review of the competitive information prepared by the Consultant, assessment of the Chief Executive Officer's individual performance in conjunction with our financial and operating performance, and each member's good faith business judgment.

        A recommendation for the target total direct compensation of our other Named Executive Officers is made by the Chief Executive Officer after reviewing such executive's and the Company's performance in conjunction with such executive's responsibilities when compared to the competitive information prepared by the Consultant. The compensation package for each of the other Named Executive Officers is established by the Compensation Committee, taking into consideration the recommendation of the Chief Executive Officer and the executive officer's individual job responsibilities, experience and overall performance.

        To facilitate this process, the Consultant summarizes the total direct compensation for each Named Executive Officer and this information is used by the Compensation Committee when setting target total direct compensation for the Chief Executive Officer and other Named Executive Officers. The summary outlines each Named Executive Officer's annual target and actual pay as well as total accumulated pay under various individual and corporate performance scenarios, both recent and projected. The Compensation Committee meets with the Chief Executive Officer and other members of senior management, as appropriate, to discuss the application of competitive benchmarking. The Chief Executive Officer's role is to contribute input and analysis to the Compensation Committee's discussions. The Chief Executive Officer does not participate in the final determination of the amount or form of executive officer compensation but he does participate in the final recommendation (within ranges set by the Compensation Committee) of the amount and form of compensation to be paid to all other members of executive management and key managers, excluding himself.

Shareholder Vote

        At our last Annual Meeting of Shareholders held on May 10, 2012, we asked our shareholders to approve, by advisory vote, the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in our proxy statement for that annual meeting. The proposal was approved by our shareholders with a FOR vote of 95% of votes cast. In light of the overwhelming approval by our shareholders of our Named Executive Officers' compensation, the Compensation Committee did not make changes in our compensation policies and practices in response to the shareholder vote. The Compensation Committee continues to evaluate and adjust the Company's compensation practices as it deems appropriate to advance the best interests of the Company and its shareholders.

Market Benchmarking

        We begin the annual process by reviewing each Named Executive Officer's target total direct compensation in relation to compensation provided by comparably sized companies based on operating revenues and margins as identified by independent compensation surveys conducted by Radford and Hewitt Associates, Inc. (the "Surveys"). We consider companies that average $387 million in revenue and average operating margins of 1.8 percent to be comparable to us for purposes of the Surveys. We also take into account, as an additional reference point, competitive compensation data from a selected group of peer companies ("Peer Group"), specifically Computer Storage & Peripherals, IT Consulting, and Technology Distribution companies.

        The companies comprising our Peer Group included the following:

Agilysys	Hackett Group	Overland Storage
Black Box	Hutchinson Technology	PFSWeb
Digi International	INX	Quantum
Emtec	Mattersight	Video Display
ePlus	NCI	WPCS International
GTSI	OCZ Technology

        For 2012, the components of the Surveys included base salary and target bonus for annual incentive plans similar to our annual incentive plan. The information that we received from our Consultant as to the Peer Group data for positions similar to the positions held by our current Named Executive Officers is summarized in the table below. As demonstrated on the table below, while the Compensation Committee adjusted base salary based on the Peer Group information, it targeted base salary and bonuses at the 50th percentile for Messrs. Barnum and O'Grady. In addition, for Mr. Lidsky, Mr. Leslie and Ms. Clary the Compensation Committee uses its best judgment when setting their compensation. Overall for 2012, according to a 2011 study we received from our Consultant, we pay our Named Executives Officers in the 40th percentile based on revenue growth, profitability and shareholder return.

Named Executive Officer	Base Salary of Peer Group at 50th Percentile	Actual Base Salary for Fiscal Year 2012	Base Salary and Target Bonus of Peer Group at 50th Percentile	Actual Base Salary and Bonus for the Fiscal Year 2012
Paul F. Lidsky	$561,000	$425,000 (38th percentile)	$1,002,000	$748,000 (37th percentile)
President and Chief
Executive Officer
Gregory T. Barnum	$317,000	$300,000 (47th percentile)	$477,000	$456,750 (48th percentile)
Vice President,
Finance, Chief
Financial Officer
and Secretary
M. Shawn O'Grady	$308,000	$300,000 (49th percentile)	$464,000	$471,000 (51st percentile)
Executive Vice
President, Field
Operations
Karen E. Clary	$227,000	$240,000 (53rd percentile)	$307,000	$354,000 (58th percentile)
Executive Vice
President, Human
Resources
James D. Leslie	$230,000	$230,000 (50th percentile)	$316,000	$317,400 (50th percentile)
Executive Vice
President, Advisory
Services

Conflict of Interest Analysis

        Our Compensation Committee has considered the relationships that the Consultant has with the Company, the members of the Compensation Committee and our executive officers, as well as the policies that the Consultant has in place to maintain its independence and objectivity, and has determined that the work performed by the Consultant has raised no conflicts of interest.

Risk Assessment

        The Compensation Committee has reviewed the concept of risk as it relates to our compensation programs and does not believe our compensation programs encourage excessive or inappropriate risk. Overall, our internal risk assessment confirms that our compensation arrangements are low in risk and do not foster undue risk taking, because they focus on performance of company-wide annual goals that are aligned with the long-term interests of our shareholders and have strong governance and control mechanisms. The Compensation Committee's approach to long-term incentives is and will be predominantly risk-based equity and thus tied to shareholder returns.

Employment Agreements and Severance and Change in Control Benefits

        We have typically entered into employment agreements, which provide for certain severance and change in control benefits, with our executive officers. These agreements are discussed below under "Executive Compensation—Payments Upon Termination or Change in Control Provisions."

        Our 2009 Incentive Compensation Plan (the "2009 Plan") and 2011 Incentive Compensation Plan (the "2011 Plan") also provide for accelerated vesting and exercisability of awards in certain circumstances involving a change in control. These provisions are discussed in more detail under "Executive Compensation—Payments Upon Termination or Change in Control Provisions."

Accounting and Tax Impacts of Executive Officer Compensation

        Section 162(m) of the Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 per year to certain covered officers unless the compensation in excess of $1,000,000 dollars qualifies as "performance-based" for purposes of Section 162(m).

        Our Compensation Committee considers our ability to fully deduct compensation in accordance with the $1,000,000 limitation of Section 162(m) in structuring our compensation programs. However, the Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of us and our shareholders. None of our Named Executive Officers have ever been compensated in a manner that would be non-deductible under Section 162(m).

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors of Datalink Corporation has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K filed with the SEC on March 15, 2013. Based on this review and these discussions with management, the Compensation Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the Company's 2013 proxy statement and incorporated by reference in the Company's annual report on Form 10-K.

  Submitted by the Compensation Committee

James E. Ousley, Chairman
Brent G. Blackey
J. Patrick O'Halloran

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents compensation during the three most recent fiscal years of our Named Executive Officers, each of which are our only executive officers and were serving as executive officers at the end of 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation(3)	Total ($)
Paul F. Lidsky	2012	$425,000	$—	$1,193,704	$—	$323,000	$14,837	$1,956,541
President and Chief	2011	$375,000	$—	$673,900	$—	$390,000	$17,413	$1,456,313
Executive Officer	2010	$325,000	$—	$179,750	$—	$149,500	$6,000	$660,250
Gregory T. Barnum	2012	$300,000	$—	$544,552	$—	$156,750	$13,884	$1,015,186
Vice President, Finance	2011	$262,000	$—	$298,860	$—	$170,300	$10,075	$741,235
and Chief Financial	2010	$250,000	$—	$32,691	$—	$71,875	$13,350	$367,916
Officer and Secretary
M. Shawn O'Grady	2012	$300,000	$—	$672,732	$—	$171,000	$22,232	$1,165,964
Executive Vice President,	2011	$289,000	$—	$251,980	$—	$225,420	$24,577	$790,977
Field Operations	2010	$275,176	$—	$43,153	$—	$94,875	$—	$426,554
Karen E. Clary(4)	2012	$220,000	$—	$398,939	$—	$114,000	$20,089	$753,028
Executive Vice President ,
Human Resources
James D. Leslie(5)	2012	$230,000	$—	$329,148	$—	$87,400	$13,457	$660,005
Executive Vice President,
Advisory Services

(1)
Values expressed represent the aggregate grant date fair value of stock awards made during 2012, 2011 and 2010, computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718 as discussed under Note 1 ("Summary of Significant Accounting Policies—Stock Compensation Plans") and Note 9 ("Stockholders' Equity—Restricted Stock Grants under our 2011 Plan, 2009 Plan and Director Plan") to our financial statements for the fiscal years ended December 31, 2012, 2011 and 2010, disregarding the estimate of forfeitures related to service-based vesting. In accordance with FASB ASC Topic 718, we determine the fair value of restricted stock awards based on our stock price at the date of grant and recognize the expense for financial reporting purposes ratably over the vesting period. Since we made restricted stock grants for our 2013 performance period at the end of 2012, this column reflects the grant date fair value of these grants as well.

With respect to Mr. Lidsky, the 2012 dollar value represents the aggregate grant date fair value for (i) 63,700 shares of restricted stock granted on February 22, 2012 in which 50% of the shares were to vest if we met our non-GAAP operating income objective for 2012 and if he remains employed with us through 2013 and 25% of the shares will vest on each of the second and third anniversaries of the grant, if he remains employed with us on those anniversary dates and (ii) 75,000 shares of restricted stock granted on December 4, 2012 in which 50% of the shares will vest if we meet our GAAP operating income objective for 2013 and if he remains employed with us through 2014 and 25% of the shares will vest on the second anniversary of the grant and 12.5% of the shares will vest on each of the third and fourth anniversaries of the grant, if he remains employed with us on those anniversary dates. 31,850 shares of the 63,700 shares granted on February 22, 2012 did not vest because we did not meet our 2012 non-GAAP operating income goal.

With respect to Messrs. Barnum and O'Grady, the 2012 dollar value represents the aggregate grant date fair value for (i) 30,800 and 41,100 shares of restricted stock, respectively, granted on February 22, 2012 in which 50% of the shares were to vest if we met our non-GAAP operating income objective for 2012 and if the individual remains employed with us through 2013 and 25% of the shares will vest on each of the second and third anniversaries of the grant, if the individual remains employed with us on those anniversary dates and (ii) 32,532 and 36,435 shares of restricted stock, respectively, granted on December 4, 2012 in which 50% of the shares will vest if we meet our GAAP operating income objective for 2013 and if the individual remains employed with us through 2014 and 25% of the shares will vest on the second anniversary of the grant and 12.5% of the shares will vest on each of the third and fourth anniversaries of the grant, if the individual remains employed with us on those anniversary dates. 15,400 and 20,550 shares for Messrs. Barnum and O'Grady, respectively, of the 30,800 shares and 41,110 shares granted to them, respectively, on February 22, 2012 did not vest because we did not meet our 2012 non-GAAP operating income goal.

  With respect to Ms. Clary, the 2012 dollar value represents the aggregate grant date fair value for (i) 27,428 shares of restricted stock granted upon the start of her employment in January 2012 in which 50% of the shares will vest on the second anniversary of her employment and 25% of the shares will vest on each of the third and fourth anniversaries of the grant, if she remains employed with us on those anniversary dates and (ii) 19,058 shares of restricted stock granted on December 4, 2012 in which 50% of the shares will vest if we meet our GAAP operating income objective for 2013 and if she remains employed with us through 2014 and 25% of the shares will vest on each of the second anniversary of the grant and 12.5% of the shares will vest on each of the third and fourth anniversaries of the grant, if she remains employed with us on those anniversary dates.

  With respect to Mr. Leslie, the 2012 dollar value represents the aggregate grant date fair value for 36,900 shares of restricted stock, respectively, granted on February 22, 2012 in which 50% of the shares were to vest if we met our non-GAAP operating income objective for 2012 and if the individual remains employed with us through 2013 and 25% of the shares will vest on each of the second and third anniversaries of the grant, if the individual remains employed with us on those anniversary dates. 18,450 shares of the 36,900 shares granted on February 22, 2012 did not vest because we did not meet our 2012 non-GAAP operating income goal.

(2)
Represents amounts of annual incentive compensation earned for 2012, 2011 and 2010, which were paid in February 2013, 2012 and 2011, respectively. As discussed in more detail above under "Elements of Compensation Paid—Annual Cash Incentive Bonus," our Named Executive Officers may earn annual cash incentive compensation based on the achievement of a combination of financial and operating objectives.

(3)
Amounts shown in this column for 2011 include Company contributions to our 401(k) retirement plan, travel expenses for the annual President's Club meeting which Mr. Lidsky and Mr. O'Grady host, tax gross-up payments in connection with travel expenses for the President's Club meeting for the Named Executive Officer and his spouse, a car allowance, employer paid premiums for long term disability insurance, and weekly commuting expenses, consisting of air fare and car expenses, we paid for Ms. Clary from her home in Lower Macungie, Pennsylvania to Eden Prairie, Minnesota. The amounts shown in this column for 2012 are summarized as follows:

Name	Contributions to 401(k) Plan	Tax Gross-Ups(1)	Car Allowance	President's Club(1)	Employer Paid Long Term Disability	Commuting Expenses	Total
Paul F. Lidsky	$—	$2,013	$6,000	$6,440	$384	$—	$14,837
Gregory T. Barnum	$7,500	$—	$6,000	$—	$384	$—	$13,884
M. Shawn O'Grady	$7,500	$1,908	$6,000	$6,440	$384	$—	$22,232
Karen E. Clary	$5,400	$—	$5,500	$—	$294	$8,895	$20,089
James D. Leslie	$7,073	$—	$6,000	$—	$384	$—	$13,457

(1)
Represents the cost and tax gross up for a Company sponsored awards trip to reward certain employees and their spouses who meet predetermined goals for the year.
(4)
Ms. Clary became our Executive Vice President, Human Resources in January 2012.

(5)
Mr. Leslie became our Executive Vice President, Advisory Services in November 2012.

 Grants of Plan-Based Awards in 2012

        The following table sets forth certain information with respect to our annual cash incentive bonus paid and restricted stock awards granted under our 2011 Plan, during the year ended December 31, 2012 to our Named Executive Officers. See "Compensation Discussion and Analysis" for a description of the material factors necessary to understand the information in the table below:

								All Other Stock Awards: Number of Shares of Stock or Units) (#)(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul F. Lidsky	N/A	$170,000	$340,000	$510,000	—	—	—	—	—
	2/22/12	—	—	—	—	63,700	—	—	$568,204
	12/4/12	—	—	—	—	75,000	—	—	$625,500
Gregory T. Barnum	N/A	$82,500	$165,000	$247,500	—	—	—	—	—
	2/22/12	—	—	—	—	30,800	—	—	$274,736
	12/4/12	—	—	—		32,352	—	—	$269,816
M. Shawn O'Grady	N/A	$90,000	$180,000	$270,000	—	—	—	—	—
	2/22/12	—	—	—	—	41,100	—	—	$366,612
	12/4/12	—	—	—	—	36,705	—	—	$306,120
Karen E. Clary	N/A	$60,000	$120,000	$180,000	—	—	—	—	—
	1/17/12	—	—	—	—	—	—	27,428	$239,995
	12/4/12	—	—	—	—	19,058	—	—	$158,944
James D. Leslie	N/A	$46,000	$92,000	$138,000	—	—	—	—	—
	2/22/12	—	—	—	—	36,900	—	—	$329,148

(1)
These columns show the range of payouts based on our 2012 performance for our annual cash incentive bonus, as described in the section titled "Annual Cash Incentive" in the Compensation Discussion and Analysis. The cash incentive payments for our 2012 performance have been made based on the metrics described in "Elements of Compensation Paid—Annual Cash Incentive" in the Compensation Discussion & Analysis and are shown in the column "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table.

(2)
These columns reflect long-term incentive awards in the form of restricted stock granted to each Named Executive Officer on February 22, 2012 and December 4, 2012 in accordance with our 2011 Plan and pursuant to our 2012 long-term equity incentive program and our 2013 long-term equity incentive program, each as described in the section titled "Elements of Compensation Paid—Equity Incentive Compensation" in the Compensation Discussion and Analysis. The shares reflected for Ms. Clary on January 17, 2012 reflect the amount of shares owed to her under her employment agreement. The following shares out of the totals reflected above for the February 22, 2012 grant date did not vest because we did not meet our 2012 non-GAAP operating income goal: 31,850 shares (Lidsky), 15,400 shares (Barnum), 20,550 shares (O'Grady), and 18,450 shares (Leslie).

(3)
This column reflects the long-term incentive award in the form of restricted stock that Ms. Clary received in connection with her employment on January 17, 2012.

(4)
The amounts represent the grant date fair value of long-term incentive awards in the form of performance-based restricted stock computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote Number 9 to our audited financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission.

 Outstanding Equity Awards at 2012 Fiscal Year End

        The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Paul F. Lidsky	1,200	(2)	—		3.85	4/19/2014	—		—	—		—
	1,900	(2)	—		3.32	6/30/2014	—		—	—		—
	337,500	(3)	112,500	(3)	3.50	7/20/2019	—		—	—		—
							25,000	(4)	$213,750	—		—
							115,000	(6)	$983,250	—		—
							63,700	(7)	$544,635	—		—
							—		—	75,000	(8)	$641,250
Gregory T. Barnum	—		—		—	—	51,000	(6)	$436,050	—		—
							30,800	(7)	$263,340	—		—
							—		—	32,352	(8)	$276,610
M. Shawn O'Grady	—		—		—	—	18,750	(5)	$160,313	—		—
							43,000	(6)	$367,650	—		—
							41,100	(7)	$351,405	—		—
							—		—	36,705	(8)	$313,828
Karen E. Clary	—		—		—	—	27,428	(9)	$234,509	—		—
							—		—	19,058	(8)	$162,946
James D. Leslie	—		—		—	—	36,900	(7)	$315,495	—		—

(1)
Market value of unvested restricted stock is based on a share price of $8.55, which was the closing price for a share of our common stock as reported by the NASDAQ Global Market on December 31, 2012.

(2)
Stock option awards were received while serving as a non-employee director and are fully vested.

(3)
Stock option award granted on July 20, 2009, vesting one-fourth on each anniversary of the date of grant, assuming continued employment by the executive through such date.

(4)
Restricted stock award granted on February 2, 2010, vesting on the third anniversary of the grant, assuming continued employment by the executive through such date.

(5)
Restricted stock award granted on December 17, 2009. These shares vest 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant, provided he has been in our continuous employment through each vesting date.

(6)
Restricted stock award granted on January 18, 2011. These shares vest 50% upon achievement of our 2011 non-GAAP operating income goal, provided that the executive stays employed through 2013, and 25% on each of the second and third anniversaries of the grant date, assuming continued employment by the executive through such date. The company met its 2011 non-GAAP operating income goal.

(7)
Restricted stock award granted on February 22, 2012. These shares vest 50% upon achievement of our 2012 non-GAAP operating income goal, provided that the executive stays employed through 2013, and 25% on each of the second and third anniversaries of the grant date, assuming continued employment by the executive through such date. The following shares out of the totals reflected above for the February 22, 2012 grant date did not vest because we did not meet our 2012 non-GAAP operating income goal: 31,850 shares (Lidsky), 15,400 shares (Barnum), 20,550 shares (O'Grady), and 18,450 shares (Leslie)

(8)
Restricted stock award granted on December 4, 2012. These shares vest 50% upon achievement of our 2013 GAAP operating income goal, provided that the executive stays employed through 2014, 25% on the second anniversary of the grant date and 12.5% on each of the third and fourth anniversaries of the grant date, assuming continued employment by the executive through such date.

(9)
Restricted stock award granted on January 17, 2012. These shares vest 50% on the second anniversary of the date of grant and 25% on each of the third and fourth anniversaries of the date of grant, provided she has been in our continuous employment through each vesting date.

 Option Exercises and Stock Vested for 2012

        The following table sets forth for our Named Executive Officers certain information with respect to restricted stock awards that vested and stock options that were exercised during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Paul F. Lidsky	8,000	$43,590	20,000	$171,000
Gregory T. Barnum	—	$—	57,865	$494,746
M. Shawn O'Grady	—	$—	31,442	$268,829
Karen E. Clary	—	$—	—	$—
James D. Leslie	—	$—	—	$—

(1)
Amounts shown in this column are based on the difference between the fair market value of a share of our common stock on the date of exercise and the exercise price.

(2)
Amounts in this column are based on the $8.55 fair market value of a share of our common stock on December 31, 2012.

Payments Upon Termination or Change in Control Provisions

Employment Agreements

        Paul F. Lidsky.    On July 20, 2009, we entered into an employment agreement with Paul F. Lidsky, our President and Chief Executive Officer (the "Lidsky Employment Agreement"). The Lidsky Employment Agreement was amended on January 17, 2011 and has an initial two year term. On each successive second anniversary, the term will automatically extend so as to terminate on the earlier of two years from the renewal date or the first day of the month next following Mr. Lidsky's 65th birthday, unless we give 90 days' notice of our election not to renew. Pursuant to the Lidsky Employment Agreement, he is entitled to receive an annual cash bonus based on the achievement of the financial and operating objectives as described under "Elements of Compensation Paid—Annual Cash Incentive" above.

        In connection with the Lidsky Employment Agreement, we granted Mr. Lidsky options to purchase 450,000 shares of our common stock at $3.50 per share, the closing price of our common stock on the NASDAQ Global Market on the date of the Lidsky Employment Agreement (the "Lidsky Stock Option"). The Lidsky Stock Option vests 25% per year over a term of four years, provided he continues employment with us through each relevant vesting date.

        Gregory T. Barnum.    On March 14, 2006, we entered into an employment agreement with Gregory T. Barnum, our Vice President of Finance and Chief Financial Officer (the "Barnum Employment Agreement"). Mr. Barnum's initial two year employment term automatically renews for additional two year terms, subject to earlier termination under certain circumstances, including if we give 90 days' notice of our election not to renew. Pursuant to the Barnum Employment Agreement, he is entitled to receive an annual cash bonus based on the achievement of the financial and operating objectives as described under "Elements of Compensation Paid—Annual Cash Incentive" above.

        In connection with the Barnum Employment Agreement, we granted Mr. Barnum 60,000 shares of restricted stock (the "Barnum Restricted Stock"). The Barnum Restricted Stock has fully vested.

        M. Shawn O'Grady.    On December 17, 2009, we entered into an employment agreement with M. Shawn O'Grady, our Executive Vice President, Field Operations (the "O'Grady Employment Agreement"). The O'Grady Employment Agreement has an initial two year term. On each successive second anniversary, the term will automatically extend so as to terminate on the earlier of two years from the renewal date or the first day of the month next following Mr. O'Grady's 65th birthday, unless we give 90 days' notice of our election not to renew. Pursuant to the O'Grady Employment Agreement, he is entitled to receive an annual cash bonus based on the achievement of the financial and operating objectives as described under "Elements of Compensation Paid—Annual Cash Incentive" above.

        In connection with the O'Grady Employment Agreement, we granted Mr. O'Grady 75,000 shares of restricted stock (the "O'Grady Restricted Stock"). The O'Grady Restricted Stock vests 50% on the second anniversary of the O'Grady Employment Agreement and 25% on each of the third and fourth anniversaries of the O'Grady Employment Agreement, provided he continues employment with us through each relevant vesting date.

        Karen Clary.    On January 16, 2012, we entered into an employment agreement with Karen Clary, our Executive Vice President, Human Resources (the "Clary Employment Agreement"). The Clary Employment Agreement has an initial two year term. On each successive second anniversary, the term will automatically extend so as to terminate on the earlier of two years from the renewal date or the first day of the month next following Ms. Clary's 65th birthday, unless we give 90 days' notice of our election not to renew. Pursuant to the Clary Employment Agreement, she is entitled to receive an annual cash bonus based on the achievement of the financial objectives as described under "Elements of Compensation Paid—Annual Cash Incentive" above.

        In connection with the Clary Employment Agreement, we granted Ms. Clary 27,428 shares of restricted stock (the "Clary Restricted Stock"). The Clary Restricted Stock vests 50% on the second anniversary of the Clary Employment Agreement and 25% on each of the third and fourth anniversaries of the Clary Employment Agreement, provided she continues employment with us through each relevant vesting date.

Severance Payments and Change of Control Provisions

        Under the Lidsky Employment Agreement, Mr. Lidsky is entitled to a severance payment if (i) he is terminated by us without Cause (see "Definition of Cause, Good Reason and Change of Control"), (ii) he resigns for Good Reason (see "Definition of Cause, Good Reason and Change of Control"), (iii) we terminate his employment in anticipation of, in connection with, at the time of or within 90 days after a Change of Control (see "Definition of Cause, Good Reason and Change of Control") or (iv) he resigns employment with us for Good Reason arising in anticipation of, in connection with, at the time of or within 90 days after a Change of Control. Under any of these conditions Mr. Lidsky would receive, provided he complies with certain confidentiality, non-competition and non-solicitation covenants, (i) his base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus, (iii) a single lump sum equal to 1-1/2 times his annual base salary, and (iv) 18 months of premiums for COBRA health insurance continuation coverage subject to earlier termination if he is later employed and eligible to receive any health insurance benefits under another employer's plans. The Lidsky Stock Option is forfeited to the extent it has not vested if Mr. Lidsky's employment is terminated by us without Cause or by Mr. Lidsky for Good Reason. The Lidsky Stock Option vests upon a Change of Control of our Company but only if: (i) Mr. Lidsky is continuously employed to the date of the Change of Control, (ii) the change of control price (as defined in the Lidsky Employment Agreement) exceeds $3.50 per share and (iii) such acceleration and vesting will not cause the Lidsky Stock Option to be subject to the adverse consequences described in Section 409A of the Code.

        Under the Barnum Employment Agreement, Mr. Barnum is entitled to a severance payment if (i) he is terminated by us without Cause, (ii) he resigns for Good Reason, (iii) we terminate his employment in anticipation of, in connection with, at the time of or within one year after a Change of Control or (iv) he resigns employment with us for Good Reason arising in anticipation of, in connection with, at the time of or within one year after a Change of Control. If any of these events occur, and provided he complies with certain confidentiality, non-competition and non-solicitation covenants, we are to pay Mr. Barnum (i) his base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus, (iii) a lump sum payment equal to one times the annual base salary, and (iv) 12 months of premiums for COBRA health insurance continuation coverage, subject to earlier termination if he is later employed and eligible to receive any health insurance benefits under another employer's plans.

        Under the O'Grady Employment Agreement, Mr. O'Grady is entitled to a severance payment if (i) he is terminated by us without Cause, (ii) he resigns for Good Reason, (iii) we terminate his employment in anticipation of, in connection with, at the time of or within 90 days after a Change of Control or (iv) he resigns employment with us for Good Reason arising in anticipation of, in connection with, at the time of or within 90 days after a Change of Control. Under any of these conditions Mr. O'Grady would receive, provided he complies with certain confidentiality, non-competition and non-solicitation covenants, (i) his base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus, (iii) a single lump sum equal to one year of his annual base salary, and (iv) 12 months of premiums for COBRA health insurance continuation coverage subject to earlier termination if he is later employed and eligible to receive any health insurance benefits under another employer's plans. The O'Grady Restricted Stock will vest fully if Mr. O'Grady's employment is terminated by us without Cause or by Mr. O'Grady for Good Reason. In addition, the O'Grady Restricted Stock vests upon a Change of Control of our Company but only if: (i) Mr. O'Grady is continuously employed to the date of the Change of Control and (ii) under certain circumstances, the change of control price (as defined in the O'Grady Employment Agreement) exceeds $3.93 per share.

        Under the Clary Employment Agreement, Ms. Clary is entitled to a severance payment if (i) she is terminated by us without Cause, (ii) she resigns for Good Reason, (iii) we terminate her employment in anticipation of, in connection with, at the time of or within 90 days after a Change of Control or (iv) she resigns employment with us for Good Reason arising in anticipation of, in connection with, at the time of or within 90 days after a Change of Control. Under any of these conditions Ms. Clary would receive, provided she complies with certain confidentiality, non-competition and non-solicitation covenants, (i) her base salary accrued through the date of termination and reimbursement of expenses, (ii) any earned but unpaid annual bonus, (iii) a single lump sum equal to one year of her annual base salary, and (iv) 12 months of premiums for COBRA health insurance continuation coverage subject to earlier termination if she is later employed and eligible to receive any health insurance benefits under another employer's plans. The Clary Restricted Stock will vest fully if Ms. Clary's employment is terminated by us without Cause or by Ms. Clary for Good Reason. In addition, the Clary Restricted Stock vests upon a Change of Control of our Company but only if: (i) Ms. Clary is continuously employed to the date of the Change of Control and (ii) under certain circumstances, the change of control price (as defined in the Clary Employment Agreement) exceeds $8.75 per share.

        Since the employment agreements with Messrs. Lidsky and O'Grady and Ms. Clary do not require that they remain employed due to a Change of Control, these agreements have "single trigger" treatment for the vesting of the Lidsky Stock Option, the O'Grady Restricted Stock and the Clary Restricted Stock, as the case may be. Since these awards vest only if we receive a certain price for our stock in connection with a Change in Control, this treatment has been adopted primarily because it effectively creates incentives for our executive team to obtain the highest value possible should we be acquired in the future, because it would provide a powerful retention device during the uncertain times preceding a Change of Control transaction, and because it would provide employees the same opportunity as shareholders who are free to sell their stock in the company at the time of the change in control event.

        None of our Named Executive Officers hold unexercisable stock options, other than the Lidsky Stock Option. Each Named Executive Officer holds unvested restricted stock that were granted pursuant to either our 2009 Plan or our 2011 Plan, the O'Grady Restricted Stock granted under the O'Grady Employment Agreement and the Clary Restricted Stock granted under the Clary Employment Agreement.

        For awards that were granted under our 2009 Plan, provided the Compensation Committee expressly authorizes the acceleration and vesting of an award, such actions are consistent with Section 409A of the Code, and the award agreement doesn't provide otherwise, upon a Change of Control such award immediately vests, all restrictions lapse and all performance goals are deemed to be met. Unless provided in an award agreement or otherwise waived by the Compensation Committee, if a Named Executive Officer is terminated for any reason, other than in connection with a Change of Control, all unvested and unexercisable portions of any outstanding awards are immediately forfeited.

        Under our 2011 Plan, if there is a Change of Control that involves a Corporate Transaction (see "Definition of Cause, Good Reason and Change of Control") and the awards under the 2011 Plan are not continued, assumed or replaced in connection with the Corporate Transaction then the Compensation Committee may provide that certain awards become fully vested and exercisable for a certain period of time prior to the effective time of the Corporate Transaction. In the event awards are continued, assumed, or replaced and a participant is involuntarily terminated for reasons other than Cause within one year after the Corporate Transaction then awards will immediately vest and become exercisable. In addition, if there is a Change of Control that does not involve a Corporate Transaction, then the Compensation Committee may provide that an award becomes fully vested and exercisable upon the Change of Control or upon the involuntary termination of the Named Executive Officer without Cause within one year of the Change of Control. Unless provided in an award agreement or determined otherwise by the Compensation Committee, if a Named Executive Officer is terminated for any reason, other than in connection with a Change of Control, all unvested and unexercisable portions of any outstanding awards are immediately forfeited.

        No severance payments are made to any of our Named Executive Officers upon their death or disability. In addition, the Lidsky Stock Option, the O'Grady Restricted Stock and the Clary Restricted Stock are forfeited to the extent they have not vested upon such events.

Noncompete and Nonsolicitation Covenants

        All of our Named Executive Officers have agreed in their respective employment agreements that during and for one year after termination of employment with us, they will be restricted from participating in certain competitive businesses and from soliciting our employees and customers.

Definition of Cause, Good Reason and Change of Control

        Under the employment agreements with our Named Executive Officers, "Cause" generally means one or more of the following events:

  •
  gross negligence in the performance or intentional nonperformance of the Named Executive Officer to perform his material duties under the employment agreement;

  •
  willful dishonesty, fraud or misconduct with respect to our business or affairs;

  •
  conviction of a felony crime; or

  •
  willful, material and irreparable breach of the employment agreement.

        Under the employment agreements with our Named Executive Officers, "Good Reason" generally means one or more of the following events:

  •
  imposition by us of material and adverse changes in the Named Executive Officer's principal duties;

  •
  certain reductions in the Named Executive Officer's annual base salary; or

  •
  relocation of our offices to a location more than 50 miles from the prior location.

        Under the employment agreements with our Named Executive Officers and the 2009 Plan, a "Change of Control" generally means any of the following events:

  •
  following an extraordinary corporate transaction, a majority of our Board of Directors no longer consists of individuals who were directors on the date of the respective employment agreements or the effective date of the 2009 Plan;

  •
  the acquisition of our securities that results in any person owning more than 50% of either our outstanding voting securities or our common stock (other than persons who had beneficial ownership of 20% of our securities prior to such transaction);

  •
  subject to the exclusion of certain transactions detailed in the employment agreements, the sale or other disposition of all or substantially all of the assets of our company; or

  •
  the approval by our shareholders of a complete liquidation or our dissolution.

        Under the 2011 Plan, a "Change of Control" generally means any of the following events:

  •
  individuals who were directors as of the effective date of the 2011 Plan or becomes a director after the effective date and whose election was approved by at least a majority of the then existing directors are no longer on the Board;

  •
  subject to certain exceptions as detailed in the 2011 Plan, the acquisition of our securities that results in any person owning more than 50% of the combined voting power of our voting securities; or

  •
  the sale or other disposition of all or substantially all of the assets of our company or a merger, consolidation, share exchange or similar transaction regardless of whether we are the surviving corporation, unless, immediately following such transaction, the beneficial owners of our voting securities immediately prior to such transaction, owns more than 50% of the combined voting power of the then outstanding voting securities in substantially the same proportions as their ownership immediate prior to such transaction ("Corporate Transaction").

        The compensation amounts shown below are estimates of the amounts that would have become payable to each Named Executive Officer on December 31, 2012, in addition to any accrued and unpaid salary and bonus as of that date, if his or her employment had terminated on such date and upon the conditions detailed in the footnotes below. The price per share of our common stock on December 31, 2012 was $8.55.

Benefits	Termination(1)	In Connection with a Change of Control or Corporate Transaction(2)	Termination after Change of Control or Corporate Transaction(3)
Paul F. Lidsky
Cash Severance	$637,500	$—	$637,500
Lidsky Stock Option	—	568,125	568,125
Restricted Stock	2,382,885	2,382,885	2,382,885
Medical and Dental Benefits	19,213	—	19,213

TOTAL	$3,039,598	$2,951,010	$3,607,723

Gregory T. Barnum
Cash Severance	$300,000	$—	$300,000
Restricted Stock	976,000	976,000	976,000
Medical and Dental Benefits	19,738	—	19,738

TOTAL	$1,295,738	$976,000	$1,295,738

M. Shawn O'Grady
Cash Severance	$300,000	$—	$300,000
O'Grady Restricted Stock	160,313	160,313	160,313
Restricted Stock	1,032,883	1,032,883	1,032,883
Medical and Dental Benefits	19,738	—	19,738

TOTAL	$1,512,934	$1,193,196	$1,512,934

Karen E. Clary
Cash Severance	$240,000	$—	$240,000
Clary Restricted Stock	234,509	234,509	234,509
Restricted Stock	162,946	162,946	162,946
Medical and Dental Benefits	12,809	—	12,809

TOTAL	$650,264	$397,455	$650,264

James Leslie(4)
Cash Severance	$—	$—	$—
Restricted Stock	315,495	315,495	315,495
Medical and Dental Benefits	$—	$—	$—

TOTAL	$315,495	$315,495	315,495

(1)
This column includes terminations not in connection with a Change of Control. Pursuant to the various employment agreements with our Named Executive Officers this includes terminations without Cause or for Good Reason. Under our 2009 Plan and 2011 Plan, all awards that are not vested upon a termination for any reason are forfeited, unless the Compensation Committee determines that the awards become vested upon a termination. For purposes of this column, we have assumed that the Compensation Committee determined that all restricted stock issued to our Named Executive Officers pursuant to our 2009 Plan and 2011 Plan vested upon a termination at December 31, 2012.

(2)
This column assumes that the Named Executive Officer remains employed with us following a Change of Control (as provided in each of the employment agreements we have with certain of our Named Executive Officers, our 2009 Plan and our 2011 Plan) or a Corporate Transaction (as provided in our 2011 Plan) that occurred on December 31, 2012. The awards under our 2009 Plan vest upon a Change of Control. For purposes of the awards granted under our 2011 Plan, we have assumed that the awards were not continued, assumed or replaced in connection with a Corporate Transaction and that the Compensation Committee provided that the awards vested prior to a Corporate Transaction that occurred on December 31, 2012. The result would be the same under our 2011 Plan if instead, at December 31, 2012, we experienced a Change of Control that did not involve a Corporate Transaction and the Compensation Committee determined awards would vest. In addition, for the Lidsky Stock Option, the O'Grady Restricted Stock and the Clary Restricted Stock, this column assumes that the respective Named Executive Officer was continuously employed by us on the date of the Change of Control and that we received the respective Change of Control Price required by each Named Executive Officer's employment agreement.

(3)
This column assumes that (a) pursuant to each Named Executive Officer's employment agreement with us we (i) terminated the Named Executive Officer's employment or the Named Executive Officer resigned for Good Reason in anticipation of, in connection with, at the time of, or within the applicable time period after a Change of Control and (ii) the Change in Control Price was obtained, (b) a Change of Control as determined according to our 2009 Plan occurred on December 31, 2012, and (c) pursuant to the 2011 Plan (i) awards were continued, assumed or replaced and (ii) the Named Executive Officer was involuntarily terminated in connection with a Corporate Transaction (or there was a Change of Control not involving a Corporate Transaction and the Compensation Committee determined to accelerate the vesting of the awards).

(4)
James Leslie does not have an employment agreement with us.

Compensation Committee Interlocks and Insider Participation

        James E. Ousley, Brent G. Blackey and J. Patrick O'Halloran served on our Board's Compensation Committee for the year ended December 31, 2012. No member of our Compensation Committee currently has, or since the beginning of 2012 has had, any direct or indirect material interest in a transaction or proposed transaction with us that would require any disclosure. During 2012 none of our executive officers served as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Compensation Committee.

 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

        The following table sets forth information regarding beneficial ownership of our common stock, as of February 28, 2013, by each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock, each of the Named Executive Officers listed in the summary compensation table, each director and director nominee, and all the Company's executive officers and directors as a group.

        Unless otherwise noted, each person or group identified has sole voting and investment power with respect to the shares shown. Unless otherwise noted in the table, the mailing address for each individual listed in the table is: c/o Datalink Corporation, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344.

Name and Address of Beneficial Owner	Number(1)	Percent
Beneficial Owners of More Than 5%
Wellington Trust Company, NA(2)	1,011,010	5.4%
c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
Directors and Named Executive Officers
Greg M. Meland	1,777,426	9.5%
Paul F. Lidsky(3)	585,041	3.1%
Gregory T. Barnum	127,439	*
M. Shawn O'Grady	108,255	*
Karen E. Clary	46,486	*
James D. Leslie	34,950	*
Brent G. Blackey(4)	42,255	*
Margaret A. Loftus(5)	68,013	*
J. Patrick O'Halloran	19,500	*
James E. Ousley(6)	72,800	*
Robert M. Price	47,862	*
All executive officers and directors as a group (10 persons)	2,930,027	15.7%

*
less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Unless indicated by footnotes, each shareholder possesses sole voting and investment power over its shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from February 28, 2013 are considered outstanding for the purpose of calculating the percentage of common stock owned by a person and owned by a group, but not for the purpose of calculating the percentage of common stock owned by any other person.

(2)
Based on a Schedule 13G filed with the SEC on February 14, 2013.

(3)
Includes 340,600 shares that Mr. Lidsky may acquire upon exercise of stock options within 60 days of February 28, 2013.

(4)
Includes 1,200 shares that Mr. Blackey may acquire upon exercise of stock options within 60 days of February 28, 2013.

(5)
Includes 28,574 shares that Ms. Loftus may acquire upon exercise of stock options within 60 days of February 28, 2013.

(6)
Includes 12,600 shares that Mr. Ousley may acquire upon exercise of stock options within 60 days of February 28, 2013.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of initial ownership and reports of changes in ownership of our common stock and other equity securities. The SEC requires us to identify any of those persons who fail to file such reports on a timely basis. To our knowledge with respect to our directors and executive officers, and with respect to ten percent owners, based on our review of reports filed by them with the SEC, we believe all such filings were made on a timely basis in 2012.

TRANSACTIONS WITH RELATED PERSONS

        Since January 1, 2012, there were no transactions or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

        Our Board of Directors adopted a written Related Person Transaction Approval Policy effective February 15, 2011. The policy encompasses any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships where we and the related person has a direct or indirect interest in the transaction which is at least $10,000 in value. Related persons include all directors and executive officers, any nominee for director, immediate family members of a director, executive officer or nominee for director and any shareholders of more than 5% of our common stock. Our Audit Committee must pre-approve any related person transactions. The Audit Committee will analyze the following factors, in addition to any other factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve the related party transition:

  •
  whether the terms are fair to the Company;

  •
  whether the transaction is material to the Company;

  •
  the role the related person has played in arranging the related person transaction;

  •
  the structure of the related person transaction; and

  •
  the interests of all related persons in the related person transaction.

        A related person transaction will only be approved by the Audit Committee if the Audit Committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us.

OTHER MATTERS

Other Business

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

Annual Report on Form 10-K

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

    Investor Relations
    Datalink Corporation
    10050 Crosstown Circle, Suite 500
    Eden Prairie, MN 55344
    (952) 944-3462

        You may also obtain our Annual Report on Form 10-K over the Internet at the SEC's Internet site, www.sec.gov.

        Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from our Investor Relations department at the address above. Copies of exhibits to the Annual Report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

Householding Information

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

        If you and other shareholders of record with whom you share an address currently receive multiple copies of our annual report and/or proxy statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations representative by email at investor@datalink.com, by mail to the address listed on the cover of this proxy statement, Attention: Investor Relations, or by telephone at (952) 944-3462.

        If you participate in householding and would like to receive a separate copy of our 2012 annual report or this proxy statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

        A shareholder intending to present a proposal to be included in our proxy materials for the 2014 Annual Meeting of Shareholders must deliver the proposal in writing to us no later than December 11, 2013. Shareholder proposals must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to our principal executive offices at 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344, Attention: Secretary. If the date of the 2014 Annual Meeting of Shareholders is moved more than 30 days before or after the anniversary date of the 2013 Annual Meeting of Shareholders, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.

        We must receive notice of any other shareholder proposals, including proposals for director nominees, intended to be presented at our 2014 Annual Meeting of Shareholders in writing and delivered to our principal executive office no later than February 21, 2014. If the date of the 2014 Annual Meeting of Shareholders is moved more than 30 days before or after such anniversary date of the 2013 Annual Meeting of Shareholders, notice by a shareholder shall be timely only if so delivered or so mailed and received not less than 90 days before the 2014 Annual Meeting of Shareholders or, if later, within 10 days after the first public announcement of the date of 2014 Annual Meeting of Shareholders.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000172668_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR each director nominee under Proposal 1 1. Election of Directors Nominees 01 BRENT G. BLACKEY 02 PAUL F. LIDSKY 03 MARGARET A. LOFTUS 04 GREG R. MELAND 05 J. PATRICK O’HALLORAN 06 JAMES E. OUSLEY 07 ROBERT M. PRICE DATALINK CORPORATION ATTN: GREGORY BARNUM 10050 CROSSTOWNCIRCLE, SUITE 500 EDEN PRAIRIE, MN 55344 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21,2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21,2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain 2 Advisory vote to approve the compensation of our Named Executive Officers 3 Ratification of the selection of McGladrey LLP as Datalink Corporation’s independent registered public accounting firm for fiscal year 2013 NOTE: This proxy, when properly executed, will be voted as directed, or if no distinction is given, FOR Proposals 1,2 and 3. Discretionary authority is hereby confirmed as to all matters which may properly come before the meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000172668_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Shareholders, Proxy Statement, 2012 Annual Report to Shareholders is/are available at www.proxyvote.com . DATALINK CORPORATION ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 22, 2013 3:00 p.m. To be held at the Corporate offices 10050 Crosstown Circle, Suite 500 Eden Prairie, MN 55344 This proxy is solicited by the Board of Directors By signing the proxy, you revoke all prior proxies and appoint Gregory T. Barnum and Paul F. Lidsky, and each of them, with full power of substitution, to vote all of your shares of Datalink Corporation common stock held of record on the record date on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments and postponements thereof. See reverse for voting instructions. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2013 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Continued and to be signed on reverse side

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YOUR VOTE IS IMPORTANT
GENERAL INFORMATION
PROPOSAL ONE Election of Directors
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
PROPOSAL TWO Advisory Vote to Approve Executive Officer Compensation
PROPOSAL THREE Ratification of Independent Registered Public Accounting Firm
AUDITING MATTERS
AUDIT COMMITTEE
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan-Based Awards in 2012
Outstanding Equity Awards at 2012 Fiscal Year End
Option Exercises and Stock Vested for 2012
Payments Upon Termination or Change in Control Provisions
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING